Exhibit 99.77(m)

SUB-ITEM 77M

On April 14, 2015, a Special Meeting of the Shareholders of Total Return Trust and Core Bond Trust, each a series of John Hancock Variable Insurance Trust was held at 601 Congress Street, Boston, Massachusetts at 10:00 a.m., Eastern Time for the purpose of considering and voting upon:

Acquired Fund	Corresponding Acquiring Fund
Total Return Trust	Core Bond Trust

Proposal One: Approval of Agreement and Plan of Reorganization providing for the reorganization of Total Return Trust into Core Bond Trust.

Shares	Shares Voted
For	78,117,543.338
Against	5,673,311.526
Abstain	12,761,693.715

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77M

Immediately after the close of business on April 24, 2015, the Core Bond Trust acquired the assets (subject to all the liabilities) of Total Return Trust in exchange for the shares of the Core Bond Trust. The transaction was approved by the Board of Trustees of each portfolio on December 15-17, 2014 and by shareholders of the Total Return Trust on April 14, 2015. The terms of the transactions are set forth in the Plan of Reorganization dated February 24, 2015, attached as Sub-Item 77Q Exhibit A.